Exhibit 99.1

Contact:	Lily Outerbridge Investor Relations 441-298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD. ANNOUNCES COMPLETION OF COMMON SHARES AND SERIES A MANDATORY
CONVERTIBLE PREFERRED SHARES OFFERING

HAMILTON, BERMUDA, December 6, 2005 — Platinum Underwriters Holdings, Ltd. (the “Company”) (NYSE: PTP) announced today that it has completed a public offering of 8,368,263 common shares at $30.15 per share for an aggregate amount of approximately $252 million. Of the common shares sold, 4,408,263 common shares were sold by the Company resulting in net proceeds of approximately $127 million and 3,960,000 common shares were sold by RenaissanceRe Holdings Ltd. (the “Selling Shareholder”). The Company did not receive any proceeds from the sale of common shares by the Selling Shareholder.

Merrill Lynch & Co. acted as the sole book-running manager and Goldman, Sachs & Co., Citigroup Global Markets, Inc., Wachovia Capital Markets, LLC and Dowling & Partners Securities, LLC acted as co-managers for the common shares offering.

In addition, the Company also announced that it has concurrently completed a public offering of 5,750,000 6.00% Series A mandatory convertible preferred shares at $30.15 per share resulting in net proceeds of approximately $168 million. The series A mandatory preferred shares have a dividend yield of 6.00% and a conversion premium of 27.0% above the Series A mandatory convertible preferred share public offering price. The Series A mandatory convertible preferred shares will begin trading today on the New York Stock Exchange under the symbol “PTP PrA.”

Merrill Lynch & Co. acted as the sole book-running manager and Goldman, Sachs & Co. acted as a co-manager for the Series A mandatory convertible preferred shares offering.

The net proceeds to the Company from these offerings are approximately $295 million. The Company currently intends to use the net proceeds from the sale of its common shares and Series A mandatory convertible preferred shares to make contributions to the capital and surplus of its reinsurance operating subsidiaries and for general corporate purposes.

The common shares and Series A mandatory convertible preferred shares were sold pursuant to effective shelf registration statements previously filed with the Securities and Exchange Commission (the “SEC”). Prospectus supplements relating to the offerings of the common shares and Series A mandatory convertible preferred shares have been filed with the SEC. Copies of the prospectus supplements and the accompanying base prospectuses relating to these offerings may be obtained from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080; Phone 212-449-1000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares or Series A mandatory convertible preferred shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of common shares or Series A mandatory convertible preferred shares has been made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda, the United States and the United Kingdom. The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, conducting operations in a competitive environment; our ability to maintain our A.M. Best Company rating; significant weather-related or other natural or man-made disasters over which the Company has no control; the effectiveness of our loss limitation methods and pricing models; the adequacy of the Company’s liability for unpaid losses and loss adjustment expenses; the availability of retrocessional reinsurance on acceptable terms; our ability to maintain our business relationships with reinsurance brokers; general political and economic conditions, including the effects of civil unrest, war or a prolonged U.S. or global economic downturn or recession; the cyclicality of the property and casualty reinsurance business; market volatility and interest rate and currency exchange rate fluctuation; tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

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